PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                   Exhibit 11


                                                                              For the Three Months Ended
                                                                                      March 31,
                                                                               2004               2003
                                                                           ---------------    --------------
                                                                          (amounts in thousands, except per
                                                                                     share data)
Earnings Per Share:

Net income..........................................................         $    69,067        $    76,639

Less: Cumulative Preferred Stock Dividends:
   9.20% Cumulative Preferred Stock, Series B.......................                   -             (1,323)
   Adjustable Rate Preferred Stock, Series C........................                   -               (506)
   9.50% Cumulative Preferred Stock, Series D.......................                (713)              (713)
   10.00% Cumulative Preferred Stock, Series E......................              (1,372)            (1,372)
   9.75% Cumulative Preferred Stock, Series F.......................              (1,401)            (1,401)
   8.25% Cumulative Preferred Stock, Series K.......................                (501)            (2,372)
   8.25% Cumulative Preferred Stock, Series L.......................              (1,818)            (2,372)
   8.75% Cumulative Preferred Stock, Series M.......................              (1,230)            (1,230)
   8.60% Cumulative Preferred Stock, Series Q.......................              (3,709)            (3,709)
   8.00% Cumulative Preferred Stock, Series R.......................             (10,200)           (10,200)
   7.875% Cumulative Preferred Stock, Series S......................              (2,830)            (2,830)
   7.625% Cumulative Preferred Stock, Series T......................              (2,900)            (2,900)
   7.625% Cumulative Preferred Stock, Series U......................              (2,860)            (2,860)
   7.50% Cumulative Preferred Stock, Series V.......................              (3,234)            (3,234)
   6.50% Cumulative Preferred Stock, Series W.......................              (2,153)                 -
   6.45% Cumulative Preferred Stock, Series X.......................              (1,935)                 -
   6.85% Cumulative Preferred Stock, Series Y.......................                (678)                 -
   6.25% Cumulative Preferred Stock, Series Z.......................                (508)                 -
                                                                           ---------------    --------------
Total preferred dividends...........................................             (38,042)           (37,022)
   Allocation of income to preferred shareholders based on redemptions
   of preferred stock (a)...........................................              (3,723)            (2,297)
                                                                           ---------------    --------------
Total net income allocated to preferred shareholders................          $  (41,765)        $  (39,319)
                                                                           ===============    ==============
Total net income allocable to common shareholders...................          $   27,302         $   37,320
                                                                           ===============    ==============

Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity Stock, Series A      $    5,375         $    5,375

      Net income allocable to shareholders of common stock..........              21,927             31,945
                                                                           ---------------    --------------
                                                                             $    27,302        $    37,320
                                                                           ===============    ==============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding.................             127,182            124,078

   Net effect of dilutive stock options - based on treasury stock
     method using average market price..............................               1,205              1,154
                                                                           ---------------    --------------
   Diluted weighted average common shares outstanding...............             128,387            125,232
                                                                           ===============    ==============
Basic earnings per common and common equivalent share (a)...........         $      0.17        $      0.26
                                                                           ===============    ==============
Diluted earnings per common and common equivalent share (a).........         $      0.17        $      0.26
                                                                           ===============    ==============
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(a) See Note 2 to the Company's consolidated financial statements regarding "Net
Income per Common Share" and the underlying discussion on Emerging Issues Task
Force Topic D-42.

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share for each of the three months ended March
31, 2004 and 2003.

                                   Exhibit 11